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                                Exhibit (c)(6)
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                         ****FOR IMMEDIATE RELEASE****


DATE:   March 31, 1997             CONTACT: Robert E. Prince, Pres.  and CEO
                                            Robert F. Shawver, Exec. Vice Pres.
Diane R. Brown, Investor Relations
(410) 312-5100
www.gtsduratek.com

                    GTS  DURATEK COOLS DOWN SAVANNAH RIVER
                             MELTER FOR INSPECTION

COLUMBIA, Md.- GTS Duratek (DRTK - NASDAQ) management on Thursday March 27, 1997 at 6:00 p.m. made the decision to temporarily suspend processing of radioactive waste and initiate an unscheduled controlled cool down of its glass melter at the U.S. Department of Energy's (DOE) Savannah River Site. This decision was the result of GTS Duratek operators observing over the previous few days increasing warning signs that accelerated wear on certain melter box internal components could be occurring.

The Company determined on Thursday evening that it was prudent to cool down the melter and conduct a detailed inspection and assessment of any repairs or necessary refurbishment required to return to safe, full capacity operations. The repairs could range from minimal repairs, to replacing certain melter components, to possibly replacing the entire melter box. If corrective action results in a delay in completing the processing of radioactive wastes, the Company could incur contract losses on the Savannah River contract in 1997. Under this contract, all radioactive waste processing is required to be completed by October 1997.

Robert E. Prince, President and CEO stated, "We are announcing the melter inspection at Savannah River because our shareholders are sensitive to the short term financial impact of meeting the schedule to process the waste under this contract. The condition of the melter does not pose any danger to our personnel or to the public. Cooling down the melter will take several days and only when the melter is cooled down can we complete the inspection. The inspection results will determine the extent of the repairs and the financial impact on completing our $14 million fixed price contract at Savannah River. The financial impact could be negligible, or it could be large enough to have an impact on our near-term earnings. It is impossible to predict until the assessment is complete.

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Whatever the short-term financial impact may be, we are committed to meeting our project milestones on this first and world's largest scale implementation of vitrification of low-level radioactive waste. GTS Duratek is the only company in the U.S. getting this kind of large scale, real-world, low-level radioactive waste glass making experience. Moreover, we are getting the experience while cleaning up a recognized priority radioactive waste problem. The Company's financial condition enables it to address any possible problem with this melter box. Moreover, because of our success in winning the contracts at Hanford and Idaho we, together with BNFL, have built an integrated technical staff unequaled anywhere in the world for designing and operating waste melters.

We spent approximately $7 million to build this first of a kind facility on a DOE site. The return on our investment is based on completion of the initial waste stream and the DOE letting the Company handle additional waste streams at the site. We will do what is required to keep the DOE's confidence."

Mario Fiori, DOE's Savannah River Site Operations Manager said, "We remain committed to the long term benefits of vitrification and the technology developed by GTS Duratek. As in any manufacturing operation, technical problems can arise as a normal part of the process. We commend GTS Duratek for dealing with this issue in a straight forward manner and we look forward to working with them on its resolution."

Richard Peebles, Vice President, BNFL Inc., said "We applaud GTS Duratek's prompt pre-cautionary action in suspending operations at M-Area while they investigate the potential problem. That is always the right approach in our industry. We have confidence that the GTS Duratek technology is the right choice for vitrification in the U.S. This was an early design and our joint engineering team is already benefitting from the thousands of hours of experience we have had from this melter operation. The lessons learned from this first of a kind project will improve the quality of the designs for our joint projects at Hanford and Idaho. We attach the greatest importance to our relationship with GTS Duratek and we look forward to strengthening and broadening our alliance."

Robert Prince also said, "In addition to working on processing at Savannah River, we are progressing well with our other projects with BNFL, Inc. for the privatized processing plants at Hanford and Idaho. In some ways, the Savannah River glass melter is a first generation, half-scale implementation of the technology we will be using on those projects. The commercial run time and the experience we are gaining on the Savannah River project is valuable to the success of those large future projects.

We are also working toward completing the acquisition of Scientific Ecology Group (SEG) from Westinghouse Electric which is scheduled to close in April. Integrating SEG with GTS Duratek will give a more mature and diversified customer base, and increase the number of commercial clients."

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GTS Duratek is an environmental technology and services firm that uses its proprietary processes to convert radioactive and hazardous waste into environmentally safe forms.

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